EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Time Warner Inc. (“Time Warner”):

1) No. 333-53568	7) No. 333-102787	13) No. 333-137292	19) No. 333-168551
2) No. 333-53572	8) No. 333-104134	14) No. 333-142536	20) No. 333-172376
3) No. 333-53574	9) No. 333-104135	15) No. 333-157446	21) No. 333-177660
4) No. 333-53578	10) No. 333-105384	16) No. 333-158419
5) No. 333-53580	11) No. 333-123276	17) No. 333-165156
6) No. 333-54518	12) No. 333-137291	18) No. 333-166599

of our reports dated February 24, 2012, with respect to the consolidated financial statements, supplementary information and financial statement schedule of Time Warner and the effectiveness of internal control over financial reporting of Time Warner, included in its Annual Report on Form 10-K for the year ended December 31, 2011.

Ernst & Young LLP /s/ Ernst & Young LLP

New York, NY

February 24, 2012